UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: April 5, 2006 (March 31, 2006)

(Date of Earliest Event Reported)

CYBERSOURCE CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-26477	77-0472961
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1295 Charleston Road
Mountain View, California	94043
(Address of Principal Executive Offices)	(Zip Code)

(650) 965-6000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 31, 2006, CyberSource Corporation (the “Company”) entered into an Executive Employment Agreement with Scott Cruickshank (the “Employment Agreement”). The material terms of the Employment Agreement include the following: (i) an annual salary of $300,000 (“Base Salary”), (ii) eligibility to obtain a performance bonus of up to $85,000 per year, subject to the achievement of certain milestones, which is guaranteed for the first year of employment, (iii) a stock option grant on the Effective Date (as defined below), Mr. Cruickshank’s first date of employment, April 3, 2006 (the “Effective Date”), to purchase 550,000 shares of the Company’s Common Stock pursuant to which 275,000 will vest on the fourth anniversary of the Effective Date and 275,000 will vest on the fifth anniversary of the Effective Date, (iii) a second stock option grant on the Effective Date, to purchase 300,000 shares of the Company’s Common Stock pursuant to which the shares will vest in three equal installments based upon the achievement of certain conditions related to the future stock price of the Company, (iv) a restricted stock award of 100,000 shares of restricted stock on the Effective Date, 50,000 shares of which will vest on the fourth anniversary of the Effective Date and 50,000 shares of which will vest on the fifth anniversary of the Effective Date (the “Restricted Stock”), (v) standard benefits, (vi) reimbursement for relocation expenses up to a maximum of $25,000 and (vii) reimbursement for reasonable business expenses incurred in the performance of Mr. Cruickshank’s duties as President and Chief Operating Officer of the Company. Pursuant to the terms of the Employment Agreement, Mr. Cruickshank is also entitled to certain benefits upon his termination from the Company, including: (i) in the event of a termination without cause, (A) the cash equivalent to one year’s Base Salary, less applicable withholdings and (B) accelerated vesting of the Restricted Stock, the level of acceleration to be dependent upon the length of time Mr. Cruickshank is employed by the Company; (ii) in the event of termination for cause, payment of all compensation to which Mr. Cruickshank is entitled up through the date of termination; (iii) in the event of termination by death, (A) payment of any compensation due and owing and (B) accelerated vesting of the Restricted Stock, the level of acceleration to be dependent upon the length of time Mr. Cruickshank is employed by the Company; and (iv) in the event of termination for disability, payment of all compensation to which Mr. Cruickshank is entitled up through the date of termination.

Mr. Cruickshank will remain a member of the Company’s Board of Directors (the “Board”).

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Item 5.02(b).

In connection with the appointment of Scott Cruickshank described in Item 5.02(c) below, William S. McKiernan who had been President of the Company, will be replaced by Mr. Cruickshank, effective April 3, 2006. Mr. McKiernan remains as the Company’s Chairman of the Board and Chief Executive Officer.

Item 5.02(c).

On April 4, 2006, the Company announced that Scott Cruickshank has been appointed to the positions of President and Chief Operating Officer of the Company. Mr. Cruickshank will remain a member of the Company’s Board. Other than the Employment Agreement, there is no arrangement or understanding between Mr. Cruickshank and any other persons pursuant to which he was selected to be the President and Chief Operating Officer of the Company.

During the year prior to joining the Company, Mr. Cruickshank served as president and chief operating officer of Qsent, a privately-held provider of contact data authentication services where he oversaw sales, marketing, customer care and all operational functions of the company. From March 200 to March 2005, Mr. Cruickshank served as chief marketing officer at Paymentech, L.P., now Chase Paymentech Solutions, L.L.C. (“Paymentech”) where he led the company’s sales, customer care, marketing and service operations functions. Prior to Paymentech’s acquisition of Bank One Payment Services in 1999, Mr. Cruickshank was Senior Vice President of First Data Merchant Services and served as Managing Partner of Bank One Payment Services. Mr. Cruickshank represented First Data in its partnership interest in Bank One Payment Services, a joint venture between First Data Merchant Services and Bank One. Mr. Cruickshank has also held the positions of vice president of acquirer relations for MasterCard International, and director of business development for MCI Telecommunications Partner Marketing channel.

See disclosure in Item 1.01 for a summary of the material terms of the Employment Agreement.

A copy of the press release announcing Mr. Cruickshank’s appointment is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 5.03. Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective as of March 31, 2006, the Bylaws of the Company were amended to (i) remove the express relationship between the president and chief executive officer of the Company and (ii) include an additional section for the purpose of describing the duties of the chief executive officer of the Company.

A copy of the Certificate of Amendment to the Company’s Bylaws described above is attached hereto as Exhibit 3.5 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description
3.5	Certificate of Amendment of the Bylaws of CyberSource Corporation, effective March 31, 2006.

99.1	Press Release issued by CyberSource Corporation, dated April 4, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CYBERSOURCE CORPORATION

By:	/s/ Steven D. Pellizzer
Steven D. Pellizzer
Chief Financial Officer and Vice President of Finance

Date: April 5, 2006

EXHIBIT INDEX

Exhibit No.	Description
3.5	Certificate of Amendment of the Bylaws of CyberSource Corporation, effective March 31, 2006.

99.1	Press Release issued by CyberSource Corporation, dated April 4, 2006.